Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LUCID DIAGNOSTICS INC.

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Pursuant to Section 102 of the

Delaware General Corporation Law

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Lucid Diagnostics Inc., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Lucid Diagnostics Inc.”

2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 8, 2018.

3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Corporation’s Certificate of Incorporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Corporation’s Certificate of Incorporation is hereby amended and restated to read in full as follows:

First. The name of the Corporation is “Lucid Diagnostics Inc.”

Second. The registered office of the Corporation is to be located at c/o Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

Third. The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

Fourth. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 120,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $.001 per share and 20,000,000 shares shall be Preferred Stock of the par value of $.001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

Fifth. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The Board of Directors shall be authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall serve for a term expiring at the first annual meeting of stockholders after the classification becomes effective, the directors in Class B shall serve for a term expiring at the second annual meeting of stockholders after the classification becomes effective and the directors in Class C shall serve for a term expiring at the third annual meeting of stockholders after the classification becomes effective. Commencing at the first annual meeting of stockholders after the classification becomes effective, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

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Sixth. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

Seventh.

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this Paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

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B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

Eighth. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Ninth.

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the Corporation’s bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any action (w) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (x) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (y) for which the Court of Chancery does not have subject matter jurisdiction, or (z) arising under the Securities Act of 1933, as amended, or the rules and regulations thereunder, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Paragraph A will not apply to suits brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder or any other claim for which the federal courts have exclusive jurisdiction.

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B. If any action the subject matter of which is within the scope of Paragraph A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Paragraph A immediately above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article Ninth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Ninth (including, without limitation, each portion of any sentence of this Article Ninth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Ninth.

Tenth. In anticipation that the Corporation will continue as a majority owned subsidiary of PAVmed and that the Corporation and PAVmed may each have interests in the same or similar areas of corporate opportunities, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the PAVmed Parties, including the provision of certain management services by PAVmed and the service of PAVmed Parties as officers and directors of the Corporation, and (ii) the difficulties attendant to any Corporation Person, who desires and endeavors fully to satisfy its fiduciary duties as an officer, director, employee or stockholder of the Corporation or as a controlling person of such a stockholder, in determining the full scope of such duties in any particular situation, the provisions of this Article Tenth are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve the PAVmed Parties and the powers, rights, duties and liabilities of the Corporation and the Corporation Persons in connection therewith, as follows:

A. The PAVmed Parties shall have no duty to refrain from engaging in any business activities or lines of business, except as may be prescribed by any written agreement between any of the PAVmed Parties and the Corporation (“Written Agreement”), and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as an officer, director, employee or stockholder of the Corporation or as a controlling person of such a stockholder by reason of any activities of any of the PAVmed Parties authorized under this Paragraph A.

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B. In the event that any Corporate Person who is also a PAVmed Party acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation (whether the potential transaction or matter is proposed by a third party or is conceived of by such Corporate Person) and in which a PAVmed Party may have an expectancy or interest, except as may be prescribed by a Written Agreement, the Corporation hereby renounces any interest or expectancy in the potential transaction or matter or being offered an opportunity to participate therein, and waives any claim that such potential transaction or matter constituted a corporate opportunity that should have been presented to the Corporation.

C. In the event that any Corporate Person who is also a PAVmed Party acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation (whether the potential transaction or matter is proposed by a third party or is conceived of by such Corporate Person) and in which a PAVmed Party may have an expectancy or interest, except as may be prescribed by any Written Agreement, such Corporate Person shall have no duty to communicate or present such potential transaction or matter to the Corporation, and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as an officer, director or stockholder of the Corporation or as a controlling person of such a stockholder, including by reason of the fact that such Corporate Person pursues or acquires the potential transaction or matter for itself, directs the corporate opportunity to another PAVmed Party, or otherwise does not communicate information regarding, or offer, such potential transaction or matter to the Corporation.

D. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Tenth.

E. Neither the alteration, amendment, change or repeal of any provision of this Article Tenth nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article Tenth shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth would accrue or arise, prior to such alteration, amendment, repeal or adoption.

F. For purposes of this Article Tenth only:

i. “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) at least fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests.

ii. “Corporate Person” shall mean any officer, director, employee or stockholder of the Corporation or controlling person of any such stockholder.

iii. “PAVmed” shall mean PAVmed Inc., a Delaware corporation.

iv. “PAVmed Party” shall mean PAVmed, any officer, director, employee, or stockholder of PAVmed, or any affiliate of the foregoing (other than the Corporation).

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IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this ____ day of October, 2021.

Lishan Aklog, M.D.
Executive Chairman

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